THE GLENMEDE FUND, INC.
THE GLENMEDE PORTFOLIOS

OFFICER'S CERTIFICATE

THE UNDERSIGNED, Mark E. Tuttle, being duly elected and acting Assistant Secretary of The Glenmede Fund, Inc. (“Glenmede Fund”) and The Glenmede Portfolios (“Glenmede Portfolios,” and collectively with Glenmede Fund, the “Funds”), DOES HEREBY CERTIFY that the following is a true and correct copy of resolutions adopted by the Board of Directors/Trustees of the Funds on June 10, 2010. After discussion and upon a motion duly made and seconded, those Directors/Trustees who are not “interested persons” of the Funds as defined in the Investment Company Act of 1940, separately, and then all of the Directors/Trustees unanimously:

RESOLVED, that the Secured Options Portfolio be added as a named insured under the Funds’ existing joint fidelity bond having an aggregate coverage of $3,250,000 issued by Federal Insurance Company (the “Bond”);

FURTHER RESOLVED, that the amount of the Bond coverage is reapproved, after having given due consideration to, among other things, the value of the aggregate assets of the Secured Options Portfolio to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of the Secured Options Portfolio, the nature of the securities in the Secured Options Portfolio, and the number of other parties named as insured parties under the Bond and the nature of the business activities of the other parties;

FURTHER RESOLVED, that the premium to be paid by the Secured Options Portfolio under the Bond be, and hereby is, approved by vote of a majority of the Board (all Board members voting) and separately by a majority of the Independent Board members of the Funds after having given due consideration to, among other things, the number of other parties insured under the Bond, the nature of the business activities of those other parties, the amount of and the premium for the Bond, the ratable allocation of the premium among all parties named as insureds and the extent to which the share of the premium allocated to each Fund under the Bond is less than the premium each Fund would have had to pay had it maintained a single insured bond;

FURTHER RESOLVED, that each Fund’s officers be, and each hereby is, authorized to procure, execute and file any endorsement as may be necessary to add the Secured Options Portfolio to the coverage of the Bond;

FURTHER RESOLVED, that each Fund’s officers be, and each hereby is, authorized and directed to take any actions as he or she may deem necessary or appropriate in order to conform the Bond to the provisions of the 1940 Act and the rules and regulations thereunder, such determinations to be conclusively evidenced by such actions; and

FURTHER RESOLVED, that the Assistant Secretary be, and hereby is, designated as the officer responsible for making the necessary filings and giving the notices required by paragraph (g) of Rule 17g-1 under the 1940 Act.

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate this 19th day of August 2010.

/s/ Mark E. Tuttle
Mark E. Tuttle
Assistant Secretary